Exhibit 10.2

Name: [ ]
FY2011 Targeted Award : $[ ]
FY2012 Targeted Award : $[ ]
FY2013 Targeted Award : $[ ]
Date of Grant:

AVAYA INC.

EXECUTIVE COMMITTEE 2011 - 2013

PERFORMANCE RECOGNITION PLAN

This Award Agreement (this “Award Agreement”) evidences the grant made on                      by the Company to [NAME] (the “Participant”) of the conditional right to receive the amount credited to the Account, pursuant to and in accordance with the terms of the attached Avaya Inc. Executive Committee 2011 - 2013 Performance Recognition Plan, as the same may be amended from time to time (the “Plan”). The Participant’s Targeted Award for each of fiscal years 2011, 2012 and 2013 is $[DOLLAR AMOUNT], [DOLLAR AMOUNT] and [DOLLAR AMOUNT], respectively. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

Executed as of the      day of                     .

Avaya Inc.

By:
Name: Roger Gaston
Title: Sr. Vice President, Human Resources

I agree to accept the terms of this Award Agreement as set forth in the Plan and in the attached Schedule A, which is incorporated herein by reference. I further acknowledge and agree that (i) the signature to this Award Agreement on behalf of Avaya Inc. (the “Company”) is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature shall be binding against the Company and shall create a legally binding agreement when this Award Agreement is countersigned by me.

Participant

Signature	Date:

Print Name

Schedule A

NON-DISCLOSURE, IP ASSIGNMENT AND NON-SOLICITATION

By executing the Award Agreement, the Participant acknowledges the importance to Avaya Inc. and its Affiliates, existing now or in the future (hereinafter referred to collectively as the “Company”) of protecting its confidential information and other legitimate business interests, including without limitation the valuable trade secrets and good will that it has developed or acquired. The Participant further acknowledges that the Company is engaged in a highly competitive business, that its success in the marketplace depends upon the preservation of its confidential information and industry reputation, and that obtaining agreements such as this one from its employees is reasonable. The Participant undertakes the obligations in this Schedule A in consideration of the Participant’s initial and/or ongoing employment with the Company, this Award, the Participant’s being granted access to trade secrets and other confidential information of the Company, and for other good and valuable consideration, the receipt and sufficiency of which the Participant acknowledges.

1.	Loyalty and Conflicts of Interest

1.1.	Exclusive Duty. During his or her employment, the Participant will not engage in any other business activity except as permitted by the Company’s Code of Conduct.

1.2.	Compliance with Company Policy. The Participant will comply with all policies, practices and procedures of the Company which the Company conveys to the Participant, as these may be implemented and/or changed by the Company from time to time. Without limiting the generality of the foregoing, the Participant acknowledges that the Company may from time to time have agreements with other Persons which impose obligations or restrictions on the Company regarding Intellectual Property, as defined below, created during the course of work under such agreements and/or regarding the confidential nature of such work. The Participant will comply with and be bound by all such obligations and restrictions which the Company conveys to him or her and will take all actions necessary (to the extent within his or her power and authority) to discharge the obligations of the Company under such agreements.

2.	Confidentiality

2.1.	Nondisclosure and Nonuse of Confidential Information. All Confidential Information, as defined below, which the Participant creates or has access to as a result of his or her employment and other associations with the Company is and shall remain the sole and exclusive property of the Company. The Participant will never, directly or indirectly, use or disclose any Confidential Information, except (a) as required for the proper performance of his or her regular duties for the Company, (b) as expressly authorized in writing in advance by the Company, (c) as required by applicable law or regulation, or (d) as may be reasonably determined by the Participant to be necessary in connection with the enforcement of his or her rights in connection with this Schedule A. This restriction shall continue to apply after the termination of the Participant’s employment or this Schedule A, howsoever caused. The Participant shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and shall provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure, to the greatest extent time and circumstances permit.

2.2.	Use and Return of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company and any copies (including without limitation electronic), in whole or in part, thereof (the “Documents” and each individually, a “Document”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. Except as required for the proper performance of the Participant’s regular duties for the Company or as expressly authorized in writing in advance by the Company, the Participant will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Participant will safeguard, and return to the Company immediately upon termination of employment, and at such other times as may be specified by the Company, all Documents and other property of the Company, and all documents, records and files of its customers, subcontractors, vendors and suppliers (“Third-Party Documents” and each individually a “Third-Party Document”), as well as all other property of such customers, subcontractors, vendors and suppliers, then in the Participant’s possession or control. Provided, however, if a Document or Third-Party Document is on electronic media, the Participant may, in lieu of surrender of the Document or Third-Party Document, provide a copy on electronic media (e.g., a properly formatted diskette) to the Company and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Participant will disclose all passwords necessary or desirable to enable the Company to obtain access to the Documents and Third-Party Documents. Notwithstanding any provision of this Section 2.2 to the contrary, the Participant shall be permitted to retain copies of all Documents evidencing his or her hire, equity and other compensation rate and benefits, this Schedule A, and any other agreements between the Participant and the Company that the Participant has signed.

3.	Non-Solicitation and Other Restricted Activity

3.1.	Non-Competition. During his or her employment the Participant will not, directly or indirectly, compete with the Company, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise. Further, during the 12-month period immediately following the termination of the Participant’s employment for any reason, the Participant will not work for or provide services to, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Material Competitor (as defined below). The foregoing shall not prevent: (i) passive ownership by the Participant of no more than two percent (2%) of the equity securities of any publicly traded company; or (ii) the Participant’s providing services to a division or subsidiary of a multi-division entity or holding company, so long as no division or subsidiary to which the Participant provides services is a Material Competitor, and the Participant does not otherwise engage in competition on behalf of the multi-division entity or any competing division or subsidiary thereof.

3.2.	Good Will. Any and all good will which the Participant develops during his or her employment with any of the customers, prospective customers, subcontractors or suppliers of the Company shall be the sole, exclusive and permanent property of the Company, and shall continue to be such after termination of the Participant’s employment, howsoever caused.

3.3.	Non-Solicitation of Customers. During his or her employment and during the 12-month period immediately following the termination of such employment for any reason, the Participant will not, directly or indirectly, (a) solicit, encourage or induce any customer of the Company to terminate or diminish in any substantial respect its relationship with the Company; or (b) seek to persuade or induce any such customer or prospective customer of the Company to conduct with anyone else any substantial business or activity which such customer or prospective customer conducts or could conduct with the Company; provided that the restrictions in (a) and (b) shall apply (i) only with respect to those Persons who are or have been a customer of the Company at any time within the immediately preceding one-year period or whose business has been solicited on behalf of the Company by any of its officers, employees or agents within said one-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if the Participant has performed work for such Person during his or her employment with the Company or has been introduced to, or otherwise had contact with, such Person as a result of his or her employment or other associations with the Company or has had access to Confidential Information which would assist in the solicitation of such Person. The foregoing restrictions shall not apply to general solicitation or advertising, including through media and trade publications.

3.4.	Non-Solicitation/Non-Hiring of Employees and Independent Contractors. During his or her employment and for the 12-month period immediately following the termination of such employment for any reason, the Participant will not, and will not assist anyone else to, (a) hire or solicit for hiring any employee of the Company or seek to persuade or induce any employee of the Company to discontinue employment with the Company, or (b) hire or engage any independent contractor providing services to the Company, or solicit, encourage or induce any independent contractor providing services to the Company to terminate or diminish in any substantial respect its relationship with the Company. For the purposes of this Schedule A, an “employee” or “independent contractor” of the Company is any person who is or was such at any time within the preceding six-month period. The foregoing restrictions shall not apply to general solicitation or advertising, including through media, trade publications and general job postings.

3.5.	Notice of New Address and Employment. During the 12-month period immediately following the termination of his or her employment for any reason, the Participant will provide the Company with pertinent information concerning each new job or other business activity in which the Participant engages or plans to engage during such 12-month period as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Schedule A. The Participant shall notify his or her new employer(s) of the Participant’s obligations under this Schedule A, and hereby consents to notification by the Company to such employer(s) concerning his or her obligations under this Schedule A. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder.

3.6.	Acknowledgement of Reasonableness; Remedies. In signing the Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all the terms and conditions hereof. The Participant acknowledges without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate business interests of the Company, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent the Participant from obtaining other suitable employment during the period in which he or she is bound by them. The Participant will never assert, or permit to be asserted on the Participant’s behalf, in any forum, any position contrary to the foregoing. Were the Participant to breach any of the provisions of this Schedule A, the harm to the Company would be irreparable. Therefore, in the event of such a breach or threatened breach, the Company shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond. Without limiting the generality of the foregoing, or other forms of relief available to the Company, in the event of the Participant’s breach of any of the provisions of this Schedule A, the Participant will forfeit any Award made pursuant to the Avaya Inc. Executive Committee 2011 - 2013 Performance Recognition Plan, or if an Award has already been made, the Participant will be obligated to return the proceeds of such Award to the Company.

3.7.	In the event that any provision of this Schedule A shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The 12-month period of restriction set forth in Sections 3.1, 3.3 and 3.4 hereof shall be tolled, and shall not run, during any period of time in which the Participant is in violation of the terms thereof, in order that the Company shall have the agreed-upon temporal protection recited herein.

3.8.	Consent to Jurisdiction. In the event of any alleged breach of this Schedule A, the Participant consents and submits to the jurisdiction of the federal and state courts in and of the State of New Jersey, and of the federal and state courts in and of the state in which the Participant is then employed. The Participant will accept service of process by registered or certified mail or the equivalent directed to his or her last known address on the books of the Company, or by whatever other means are permitted by such court.

3.9.	Limited Exception for Attorneys. Insofar as the restrictions set forth in this Section 3 prohibit the solicitation, inducement or attempt to hire a licensed attorney who is employed at the Company, they shall not apply if the Participant is a licensed attorney and the restrictions contained herein are illegal, unethical or unenforceable under the laws, rules and regulations of the jurisdiction in which the Participant is licensed as an attorney.

4.	Intellectual Property

4.1.	In signing the Award Agreement, the Participant hereby assigns and shall assign to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements, ideas, mask works, computer or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Participant during the period of his or her employment, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part, either: (a) in the course of such employment, (b) relating to the actual or anticipated business or research development of the Company, or (c) with the use of company time, material, private or proprietary information, or facilities.

4.2.	The Participant will, without charge to the Company, but at its expense, execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

4.3.	The Participant acknowledges that the copyrights in Intellectual Property created with the scope of his or her employment belong to the Company by operation of law.

4.4.	The Participant has attached hereto as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Participant prior to his or her employment with the Company, which belong to the Participant and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); and, if no such list is attached, the Participant represents and warrants that there are no such Prior Inventions.

5.	Definitions

Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 5 and as provided elsewhere in this Schedule A. For purposes of this Schedule A, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Confidential Information” means any and all information of the Company, whether or not in writing, that is not generally known by others with whom the Company competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Company, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company has business relationships and the substance of those relationships. Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all product testing methodologies, product test results, research and development plans and initiatives, marketing research, plans and analyses, strategic business plans and budgets, and technology grids; (ii) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (iii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Notwithstanding the foregoing, Confidential Information does not include information that (A) is known or becomes known to the public in general (other than as a result of a breach of Section 2 hereof by the Participant), (B) is or has been independently developed or conceived by the Participant without use of the Company’s Confidential Information or (C) is or has been made known or disclosed to the Participant by a third party without a breach of any obligation of confidentiality such third party may have to the Company of which the Participant is aware.

“Material Competitor” means an entity, or a division or subsidiary of a multi-division entity or holding company, which engages in business in one or more of the fields in which the Company conducts business and from which the Company derives at least 10% of its annual gross revenues, as determined on the date of the Participant’s termination of employment with the Company or an affiliate, as applicable.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

6.	Compliance with Other Agreements and Obligations

The Participant represents and warrants that his or her employment by the Company and execution and performance of the Award Agreement, including this Schedule A, will not breach or be in conflict with any other agreement to which the Participant is a party or is bound, and that the Participant is not now subject to any covenants against competition or similar covenants or other obligations to third parties or to any court order, judgment or decree that would affect the performance of the Participant’s obligations hereunder or the Participant’s duties and responsibilities to the Company, except as disclosed in writing to the Company no later than the time an executed copy of the Award Agreement, including this Schedule A, is returned by the Participant. The Participant will not disclose to or use on behalf of the Company, or induce the Company to use, any proprietary information of any previous employer or other third party without that party’s consent.

7.	Entire Agreement; Severability; Modification

With respect to the subject matter hereof, this Schedule A sets forth the entire agreement between the Participant and the Company, and, except as otherwise expressly set forth herein, supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, regarding the same. Provided, however, this Schedule A shall not terminate or supersede any obligations the Participant may have pursuant to any other agreement or under applicable law with respect to confidentiality, non-competition, non-solicitation, assignment of rights to intellectual property or the like. In the event of conflict between this Schedule A and any prior agreement between the Participant and the Company with respect to the subject matter hereof, this Schedule A shall govern. The provisions of this Schedule A are severable, and no breach of any provision of this Schedule A by the Company, or any other claimed breach of contract or violation of law, shall operate to excuse the Participant’s obligation to fulfill the requirements of Sections 2, 3 and 4 hereof. No deletion, addition, marking, notation or other change to the body of this Schedule A shall be of any force or effect, and this Schedule A shall be interpreted as if such change had not been made. This Schedule A may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Participant and an expressly authorized officer of the Company. If any provision of this Schedule A should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions, and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law. Provisions of this Schedule A shall survive any termination if so provided in this Schedule A or if necessary or desirable to accomplish the purpose of other surviving provisions. It is agreed and understood that no changes to the nature or scope of the Participant’s employment relationship with the Company shall operate to extinguish the Participant’s obligations hereunder or require that a new agreement concerning the subject matter of this Schedule A be executed.

8.	Assignment

Neither the Company nor the Participant may make any assignment of this Schedule A or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Schedule A without the Participant’s consent (a) in the event that the Participant is transferred to a position with one of the Company’s Affiliates or (b) in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into any Person or transfer to any Person all or substantially all of the business, properties or assets of the Company or any division or line of business of the Company with which the Participant is at any time associated. This Schedule A shall inure to the benefit of and be binding upon the Participant and the Company, and each of their respective successors, executors, administrators, heirs, representatives and permitted assigns.

9.	At-Will Employment

This Schedule A does not in any way obligate the Company to retain the Participant’s services for a fixed period or at a fixed level of compensation; nor does it in any way restrict the Participant’s right or that of the Company to terminate the Participant’s employment at any time, at will, with or without notice or cause.

10.	Successors

The Participant consents to be bound by the provisions of this Schedule A for the benefit of the Company, and any successor or permitted assign to whose employ the Participant may be transferred, without the necessity that a new agreement concerning the subject matter or this Schedule A be re-signed at the time of such transfer.

11.	Acknowledgement of Understanding

In signing the Award Agreement, the Participant gives the Company assurance that the Participant has read and understood all of its terms; that the Participant has had a full and reasonable opportunity to consider its terms and to consult with any person of his or her choosing before signing; that the Participant has not relied on any agreements or representations, express or implied, that are not set forth expressly in the Award Agreement, including this Schedule A; and that the Participant has signed the Award Agreement knowingly and voluntarily.

EXHIBIT A

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION